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                                                                  Exhibit 10.23




                                   May 8, 1996



Mr. William H. Fry
244 Clearview Drive
Vallejo, CA 94591

Dear Bill,

I am delighted to offer you a position as Vice President, Operations for Hybrid Networks, Inc. under the following terms:

     1.   Your base monthly salary will be $10,000.00,

     2.   You will be given a beginning balance of PTO equal to 20 hours,

     3. You will be eligible for a $25,000 bonus for the fiscal year ending March 31, 1997. In order to earn this bonus the Company must achieve gross revenues in excess of $10M for the fiscal year and must be profitable in the fiscal quarter ending March 31, 1997.

     4. The Company will reimburse you for up to $15,000 of actual and reasonable expenses for the relocation of your family and household goods,

     5. If you are terminated without cause during the first year of employment, you will be paid a lump sum amount equal to 6 months of your base salary in effect as of the date of termination. If you are terminated without cause at any time after the first year of employment, you will be paid a lump sum amount equal to 3 months of your base salary in effect as of the date of termination.

In addition, as a full-time employee of Hybrid, you will be eligible to participate in all Company sponsored benefits. These include medical, dental and life insurance, LTD insurance, Personal Time Off, Company-recognized Holidays, our 401(k) Plan and our Section 125 Cafeteria Plan. If you accept this offer, you would begin work as an exempt employee.

Further, a recommendation will be made to the Board of Directors that you be granted an Incentive Stock Option to purchase 187,500 shares of common stock in Hybrid under the terms of the Company's 1993 Equity Incentive Plan. The vesting of such shares will be for a period of 48 months beginning January 1, 1996.

Employment with the Company is not for a specific term and can be terminated by yourself or by the Company at any time for any reason, with or without cause. Any contrary representations that may have been made or that may be made to you are superseded by this offer. This is the entire agreement regarding the terms of your employment with the Company and all future modifications have to be agreed upon in writing by both parties.

Your employment pursuant to this offer is contingent on you executing our standard Proprietary Information and Inventions Agreement and upon you providing the Company with legally required proof of your identity and authorization to work in the United States.

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Please return to me a signed copy of this letter if you accept the above-described offer. This offer, if not accepted, will expire on May 15, 1996. If you have any questions, please call me at (408) 342-4255. I am looking forward to having you join our team as we build Hybrid into a major corporation.

                                       Very truly yours,

                                       /s/ Carl Ledbetter

                                       Carl Ledbetter
                                       President & CEO

Accepted and Agreed to:

/s/ William Fry                    May 15, 1996                 May 16, 1996
------------------------------     ------------                 ------------
William Fry    Acceptance Date     Proposed Starting Date

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                                                         Exhibit 10.23 (cont'd)



January 21, 1998



Terms of Severance Arrangement with William H. Fry per the Compensation Committee of the Board of Directors.

William H. Fry's option vesting will accelerate in the special circumstances outlined below:

-   A Chief Operating Officer (COO) is hired other than yourself.

- Your employment is terminated, voluntarily or involuntarily, within 12 calendar months of the COO's start date.

- All options granted prior to your termination will vest for the 12 calendar months following the COO's start date.

- Should your employment be terminated after the COO's one year anniversary, no acceleration would be guaranteed.